UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2010

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Waterloo Road, Suite 140
Columbia, Maryland 21045
(Address of principal executive offices)(Zip Code)

(410) 480-8084
 (Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Termination of Chief Executive Officer

On October 9, 2010, Cary J. Claiborne resigned his position as President, Chief Executive Officer and Director of New Generation Biofuels Holdings, Inc. (the “Company”) effective immediately, pursuant to a Separation Agreement dated October 9, 2010, between the Company and Mr. Claiborne (the “Separation Agreement”).  Mr. Claiborne’s service as a director of the Company also terminated October 9, 2010, pursuant to the terms of his employment agreement.

Appointment of Chief Executive Officer

On October 12, 2010, the Company issued a press release announcing its Board of Directors had appointed Miles F. Mahoney as the Company’s new President and Chief Executive Officer.

Mr. Mahoney, age 42, most recently served as President and COO of Evergreen Energy Inc. (“Evergreen”) leading their public company into the global $3 trillion greenhouse gas and carbon credit trading marketplace. Mr. Mahoney was responsible for transforming the organization from a science and research culture into a market and customer driven company.  Prior to Evergreen, Mr. Mahoney served as Vice President and General Manager at SAS Institute, Inc. (“SAS”) the world's largest privately-held software company.  While at SAS, Mr. Mahoney developed and implemented new strategic alliance partnerships, strategic joint ventures and developed new revenue opportunities through outsourcing and licensing relationships worldwide.  Prior to SAS, Mr. Mahoney has had several executive roles responsible for identifying and cultivating major growth initiatives, overseeing worldwide business development through new market expansion and managing major revenue growth programs.

Mr. Mahoney’s employment agreement with the Company (the “Employment Agreement”) provides for an indefinite term, but may be terminated by the Company or Mr. Mahoney with or without cause.  The Employment Agreement provides that Mr. Mahoney will receive base compensation of $225,000 per year and will be eligible to earn an incentive cash bonus of up to $125,000 if the Company enters into a definitive agreement with a strategic investor for financing in the Company on or before December 31, 2010.  Additionally, the Company granted Mr. Mahoney an incentive stock option to purchase 1,000,000 shares of the Company’s common stock and also issued Mr. Mahoney 1,000,000 shares of stock on October 9, 2010, half of which are subject to restrictions until the first anniversary of the grant date.  The Employment Agreement also provides that the Company will pay certain expenses incurred by Mr. Mahoney during his employment, as well as allowing Mr. Mahoney to participate in the benefit and retirement plans of the Company.  The Employment Agreement may be terminated by either the Company or Mr. Mahoney on 30 days notice.

The foregoing description does not purport to be a complete description of the terms of the Employment Agreement.

Entry into Employment Agreement with Chief Operating Officer

Effective October 9, 2010, David H. Goebel our, Chief Operating Officer, entered into an employment agreement with the Company similar to the employment agreements with our other senior executive officers.  Under the employment agreement, Mr. Goebel will receive a base salary of $200,000 and is eligible for a cash bonus of up to 50% of his base salary and is also eligible for an annual performance-based restricted stock grant of up to 75% of his annual salary that vests in annual equal tranches over a three year period.

The foregoing description does not purport to be a complete description of the terms of the Employment Agreement.

Appointment of Director

Effective October 11, 2010, the Board of Directors of New Generation Biofuels Holdings, Inc. (the “Company”), appointed a new director, Carl O. Bauer to serve on the Board of Directors.  Mr. Bauer was not appointed to serve on any committee of the Board at this time.  The newly elected director was not named as director pursuant to any arrangement or understanding with any third person.

Mr. Bauer has more than 30 years of experience in technical and business management in both the public and private sectors. He retired as Director of the National Energy Technology Laboratory (NETL) in January 2010, one of the national laboratories owned and operated by the U.S. Department of Energy (DOE). NETL serves as the lead field laboratory for the Department's Office of Fossil Energy as well as a major implementer of DOE's Fossil and Renewable Energy Competitive Extramural R&D.  Mr. Bauer was responsible for directing and overseeing the implementation of major science and technology development programs that advance energy options to fuel our economy, strengthen our security, and improve our environment.  Mr. Bauer has held multiple positions at the Department of Energy (DOE) Headquarters.  He has also served as Director of Engineering Support and Logistics, Naval Sea Systems Command for the U.S. Department of Defense; Vice President and General Manager of Technology Application, Inc.; and Vice President, Ship Systems and Logistics Group, Atlantic Research Corporation.

The full text of the press release announcing the appointment of director is set forth in Exhibit 99.1 attached hereto and is incorporated in this Current Report as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Exhibits:

99.1	Press release dated October 12, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Date: October 14, 2010	By:	/s/ Dane R. Saglio
Dane R. Saglio
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated October 12, 2010 (*)
______________
*	Filed herewith